          THIS IS A SUPPLEMENT TO THE PROSPECTUS DATED AUGUST 16, 1999

                        SUBORDINATED NOTE INTEREST RATES

                           EFFECTIVE NOVEMBER 15, 1999


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                                   CASH BONUS
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     THESE CASH BONUSES ARE ONLY APPLICABLE TO NOTES WITH MATURITIES THAT ARE
ONE YEAR OR LONGER AND PRINCIPAL AMOUNTS OF $5,000 OR MORE THAT ARE PURCHASED BETWEEN NOVEMBER 4, 1999 AND DECEMBER 3, 1999.
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
INVESTMENT AMOUNT        $5,000 - $9,999       $10,000 - $14,999
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       CASH BONUS  (1)         $15                    $30
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INVESTMENT AMOUNT       $15,000 - $19,999      $20,000 - $24,999
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       CASH BONUS  (1)         $45                    $60
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INVESTMENT AMOUNT       $25,000 - $29,999      EVERY ADDITIONAL $5000 INVESTMENT
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       CASH BONUS  (1)         $75                    $15
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

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                              BONUS INTEREST RATES
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     THESE BONUS INTEREST RATES ARE ONLY APPLICABLE TO NOTES WITH MATURITIES
THAT ARE ONE YEAR OR LONGER AND PRINCIPAL AMOUNTS OF $5,000 OR MORE THAT ARE PURCHASED BETWEEN NOVEMBER 4, 1999 AND DECEMBER 17, 1999.
--------------------------------------------------------------------------------

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        PORTFOLIO AMOUNT  (1)      $5,000 - $24,999            $25,000 - $49,999       $50,000 - $99,999          OVER $100,000
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                                INTEREST       ANNUAL        INTEREST       ANNUAL    INTEREST    ANNUAL       INTEREST      ANNUAL
             NOTE                RATE %        YIELD %        RATE %       YIELD %     RATE %     YIELD %       RATE %      YIELD %
-----------------------------------------------------------------------------------------------------------------------------------
      365-DAY EXTENDIBLE  (3)     9.85           9.85         10.10         10.10      10.35       10.35        10.60        10.60
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     ONE YEAR FIXED-TERM  (3)     9.85           9.85         10.10         10.10      10.35       10.35        10.60        10.60
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     TWO YEAR FIXED-TERM  (4)    10.23          10.63         10.48         10.90      10.73       11.17        10.98        11.44
-----------------------------------------------------------------------------------------------------------------------------------
   THREE YEAR FIXED-TERM  (4)    10.60          11.03         10.85         11.30      11.10       11.57        11.35        11.84
-----------------------------------------------------------------------------------------------------------------------------------
    FOUR YEAR FIXED-TERM  (4)    10.92          11.38         11.17         11.65      11.42       11.92        11.67        12.19
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
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                                                         STANDARD INTEREST RATES
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        PORTFOLIO AMOUNT  (1)      $1,000 - $24,999           $25,000 -  $49,999      $50,000 - $99,999           OVER $100,000
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                                INTEREST       ANNUAL        INTEREST       ANNUAL    INTEREST    ANNUAL       INTEREST      ANNUAL
             NOTE                RATE %        YIELD %        RATE %       YIELD %     RATE %     YIELD %       RATE %      YIELD %
-----------------------------------------------------------------------------------------------------------------------------------
       90-DAY EXTENDIBLE  (2)     8.01           8.25          8.26          8.52       8.51        8.79         8.76         9.05
-----------------------------------------------------------------------------------------------------------------------------------
      180-DAY EXTENDIBLE  (2)     8.76           8.95          9.01          9.21       9.26        9.47         9.51         9.74
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      365-DAY EXTENDIBLE  (3)     9.50           9.50          9.75          9.75      10.00       10.00        10.25        10.25
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     ONE YEAR FIXED-TERM  (3)     9.50           9.50          9.75          9.75      10.00       10.00        10.25        10.25
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     TWO YEAR FIXED-TERM  (4)     9.88          10.25         10.13         10.52      10.38       10.79        10.63        11.06
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   THREE YEAR FIXED-TERM  (4)    10.25          10.65         10.50         10.92      10.75       11.19        11.00        11.46
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    FOUR YEAR FIXED-TERM  (4)    10.57          11.00         10.82         11.27      11.07       11.54        11.32        11.81
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

(1) The applicable portfolio amount is determined at the time a Note is purchased by aggregating the principal amounts of all Notes currently owned by the investor and the investor's immediate family members. Immediate family members are considered to be parents, children, siblings, grandparents and grandchildren. Members of sibling families are also considered immediate family members if both siblings are investors.

(2) Earns simple interest. The Annual Yield calculation assumes that the term of the Note is extended sequentially for an entire year, that the interest earned during each term is included in the principal amount for the next term and that the listed interest rate is the interest rate for each term.

(3) Earns simple interest, which results in the Interest Rate and the Annual Yield being equal during the initial term.

(4) Interest compounds quarterly. The Annual Yield calculation assumes that accrued interest is paid annually.

PLEASE NOTE: ARCADIA AGREED TO BE ACQUIRED BY ASSOCIATES FIRST CAPITAL CORPORATION.

On November 15, 1999, Arcadia Financial Ltd. announced that it had agreed to be acquired by Associates First Capital Corporation. The acquisition is expected to be completed in the first quarter of 2000.

Established in 1918, The Associates is a leading diversified finance company providing consumer and commercial finance, leasing, insurance and related services. Based in Dallas, the company has 35,000 employees and serves more than 24 million customers worldwide.

The Associates has over $91 billion in managed assets and a net worth of $8.5 billion. Its pre-tax earnings have grown at an average compound rate in excess of 20% per year since 1975. For more information about The Associates, check out their web site at www.theassociates.com.

In the merger agreement, Arcadia agreed to stop issuing new Five Year Fixed-Term Notes and Ten Year Fixed-Term Notes after November 12, 1999. Once the merger is completed, Associates may elect to have Arcadia redeem the outstanding Subordinated Notes.

For a description of how the redemption process would work, please read "Description of the Subordinated Notes - Redemption by Arcadia Financial" on page 18 of the Prospectus.